UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2007

ALLEGRO BIODIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21982	20-5748331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

           Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Allegro under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2007, we entered into a stock purchase agreement to acquire a minority interest in Community Power Corporation (“CPC”), a developer of biomass power generation technology and products, for $1,000,000. The purchase price was obtained from a loan by Monarch Pointe Fund, Ltd. (“Monarch Pointe”), a fund managed by M.A.G. Capital, LLC (“MAG”). The loan was funded on November 23, 2007, and November 26, 2007, pursuant to a convertible promissory note issued by us to Monarch Pointe as of November 21, 2007 (the “Convertible Note”). The Convertible Note is unsecured, accrues interest at 7% per annum, is due on March 31, 2008, and is convertible into our common stock at any time at either party’s election at a conversion price of $0.65 per share. MAG and its funds are shareholders of Allegro, and an affiliate of MAG is a minority shareholder of CPC.

Our investment was made in connection with discussions between us and CPC concerning a potential strategic transaction, which we disclosed in a Form 8-K we filed with the Securities and Exchange Commission on November 16, 2007. The stock purchase agreement contains customary representations, warranties and covenants made by each party, and CPC has agreed to indemnify and hold us harmless for any losses suffered by us as a result of a breach of the representations, warranties or covenants made by the CPC, up to $1,000,000. Subject to certain exceptions, the CPC’s liability for indemnification obligations expires 30 months from the closing date of our purchase.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Stock Purchase Agreement dated November 23, 2007, between Community Power Corporation and the Registrant.

	10.2	Convertible Promissory Note dated November 21, 2007, between Monarch Pointe Fund, Ltd. and the Registrant.

	99.1	Press Release dated November 29, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: November 29, 2007

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer